Exhibit 10.1

Sonic Automotive, Inc.

Director Compensation Policy

(Effective as of July 1, 2014)*

Each non-employee director will receive the following compensation for such director’s service on the Board of Directors:

•	an annual cash retainer of $70,000, payable in quarterly installments;

•	$12,500 annual cash retainer for the Audit Committee Chairman, Compensation Committee Chairman, Nominating and Corporate Governance Committee Chairman and Lead Independent Director, payable in quarterly installments;

•	$6,250 annual cash retainer for the Vice Chairman of any Board committee, payable in quarterly installments;

•	one (1) demonstrator vehicle for personal use; and

•	an annual equity grant of $75,000 in the form of restricted stock on the first business day following each annual meeting of the Company’s stockholders pursuant to the Company’s 2012 Formula Restricted Stock Plan for Non-Employee Directors. The number of restricted shares of Class A Common Stock granted to an eligible non-employee director each year will equal $75,000 divided by the average closing sale price of the Class A Common Stock on the New York Stock Exchange for the twenty (20) trading days immediately prior to the grant date (rounded up to the nearest whole share). Generally, subject to the director’s continued service on the Board, the restricted stock will vest in full on the earlier of the first anniversary of the grant date or the day before the next annual meeting of the Company’s stockholders.

Non-employee directors also are eligible to participate in the Sonic Automotive, Inc. Deferred Compensation Plan and may elect to defer up to 100% of their annual cash retainer and any committee Chairman, committee Vice Chairman or Lead Independent Director fees otherwise payable to the director in cash under the Plan.

Any non-employee director who is initially elected to the Board of Directors other than at an annual meeting of the Company’s stockholders will receive an equity grant of $75,000 in the form of restricted stock upon his or her election to the Board with the number of shares determined as described above. Generally, subject to the director’s continued service on the Company’s Board, the restricted stock will vest in full on the first anniversary of the grant date.

Directors who are also employees of the Company do not receive compensation (other than their compensation as employees of the Company) for their service on the Board of Directors.

*	Amended and adopted by the Board of Directors on April 16, 2014.